EXHIBIT 99.3
Sport Chalet Inc.
Second Quarter Fiscal 2006 Conference Call
Moderator: Leigh Parish
November 8, 2005
5:00 P.M. EST

OPERATOR: Good afternoon, ladies and gentlemen, and welcome to Sport Chalet’s second quarter fiscal 2006 earnings conference call. At this time, all participants are in the listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star, zero on your touchtone phone. As a reminder, ladies and gentlemen, this conference is being recorded today November 8th, 2005, and it may not be reproduced in whole or in part without the permission of the company.

I would now like to introduce Leigh Parrish of Financial Dynamics. Please go ahead.

LEIGH PARRISH, FINANCIAL DYNAMICS: Thank you. Thanks for joining us everyone this afternoon. We waited a couple of extra minutes today to start the call since the release was a bit delayed. If you haven’t received a copy of the press release, please feel free to call 212-850-5600 and a copy will be sent to you. Also, please note that this call is being broadcast live over the Internet and you can access the call at www.earnings.com.

Before we begin, I’d like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the company’s specific market areas, inflation, the challenge of implementing the company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the company’s filings with the SEC.

I’d now like to turn the call over to Craig Levra, Chairman and CEO of Sport Chalet. Craig?

CRAIG LEVRA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SPORT CHALET, INC.: Thanks, Leigh. Good afternoon, everyone, and thank you for joining us today. On the call with me today is Howard Kaminsky our Chief Financial Officer. Following my remarks, Howard will review our financial results for the quarter and the six month period. After our formal comments, we will both be available for any questions you might have.

We’re very pleased with our results in the second quarter and the first half of the year. Separate from the recapitalization, we posted solid growth in both our top and bottom lines. For the quarter, we grew our revenue 13 percent and excluding the recapitalization charge, increased our net income more than 60 percent over last year. Our ability to achieve such strong growth on top of nine consecutive quarters of double digit top line growth reflects our focus on executing key strategic and operating initiatives in the second quarter.

Specifically, we continue to emphasis our in-store initiatives. We are continuously looking for new and more efficient ways to better serve our customers through improved merchandising, mix of brands and products, employee support and training, and marketing. Additionally, we continued to tightly manage our inventory during the quarter. We focused on maintaining cleaner inventory as well as controlling the shrink in our stores. Regarding our inventory management strategy, we have taken a micro-market approach to the merchandising mix in each of our stores. We look to position the correct merchandise in every store to better meet our customers’ unique demands in each market. This is a big area of focus for us and we have made great progress implementing this strategy.

We have also been steadfast in our execution of our growth initiatives. In recent years, we have demonstrated our ability to efficiently rollout numerous stores in a given year or quarter, which is significant relative to our company’s growth history. In just the last year, we have opened five new stores which contributed significantly to our improved results for this quarter.

As many of you know, the recapitalization plan was approved at our annual stockholders meeting held in this quarter. As we have said previously, we review this recapitalization as a very positive step for our company. It enables us to continue executing our planned strategies such as the ones I just mentioned, while maintaining our unique company culture and strong focus on customer service.

In summary, the recapitalization accomplished three objectives. First, it answered our need for a succession plan by transitioning Norbert Olberz’s majority stockholder position in the company in a way that eliminated any uncertainty regarding the future ownership of Sport Chalet or our business strategy. Second, it provided us with a significantly larger amount of shares in the market which we expect will increase the company’s liquidity over time, making it much easier to invest in Sport Chalet and, in effect, making us more of a public company. Third and finally, it increased our financial flexibility, allowing us to potentially issue additional common stock in the future for corporate purposes. As we continue to grow, we can now more easily use equity for future financings, acquisitions or employee compensation without diluting existing stockholder voting rights.

The recapitalization has strengthened the stability of the business and demonstrates our commitment to the entire company and our stockholders. Now that the recapitalization is behind us, management can continue directing its focus on the execution of our proven operating strategy as well as maintaining our unique company culture which has so significantly contributed to our success over the past 46 years.

As we look to continue that success in the future, we remain focused on executing our store growth initiatives. We are committed to expanding our presence both in existing and new markets. To that end, we announced in a separate release today that we will be entering a new market with the opening of three new stores this weekend in Arizona. These three stores mark a significant addition to our store base and further strengthen our market presence in the Southwest, building on our entry into Nevada in 2001. We are optimistic about the potential for growth in this new market and we will be updating you on our progress in the next quarters.

As for the remainder of this year, we will be closely managing our operations in Arizona, while also focusing on the additional store opening we have planned for the second half of the year in our core Southern California market. At the same time, we remain committed to the expansion plans we have outlined for fiscal 2007 and barring any construction delays by our prospective landlords, look to be on track to open four to eight new stores.

As you know, we will finish fiscal year 2005/2006 with 55 percent of our store base consisting of new or remodeled stores. We plan to continue on that same path in store growth and remodeling going forward. As we move forward with our expansion initiatives, we are cognizant of maintaining the core values of our business. What differentiates Sport Chalet is our commitment to meeting our customer’s needs. We ensure that the unique Sport Chalets shopping experience is apparent in all of our stores, through our product presentation, the brands we offer and the value-added services we provide.

We believe strongly in brands at Sport Chalet and, as a result, have very few private label products in our stores. Moreover, we view the value-added services that we offer as equally important and have made great progress in developing some of these unique services. We continue to grow our SCUBA business and this year we will be testing car rack installation. Additionally, we have also seen good progress in the development of our team sales initiative which we established through an acquisition last year. We believe all of these factors enhance the unique Sport Chalet experience for our customers and breed stronger customer loyalty.

Over the past four years Sport Chalet has had many major milestones. Entering three new markets after operating for more than 40 years in only one market; generating new all-time sales levels; improving our margins and consistently growing comparable store sales and earnings per share. At the same time we have made investments in people, real estate, technology and merchandizing improvements to better position the company for future growth. Our consistent progress and steady growth are the result of our team’s solid execution and our commitment to provide our customers with a unique shopping experience that is only Sport Chalets.

The store growth plans, as well as merchandise and in-store initiatives, that we have in place for the remainder of the year will help us achieve our goal of further improving our performance. We are in a stronger position than last year and are on track to achieve both our short and long term goals. We believe we have made great progress in the first half of fiscal 2006 and we will continue to evaluate and work hard to strengthen our business in the second half of the year.

And now I’ll turn the call over to Howard Kaminsky for a review of our financial results.

HOWARD KAMINSKY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SPORT CHALET INC.: Thanks Craig, and good afternoon everyone. As Craig noted we are pleased with our performance for the quarter. Same store sales for our second quarter increased 2.7 percent from the same period last year. Total sales for the second quarter were $81.7 million compared to total sales of $72.5 million in the second quarter of fiscal 2005, for a 12.7 percent gain. $ 6.9 million or 10.7 percent, of the increase was the direct contribution from five new stores that were opened after this quarter last year. For the first six months of fiscal 2006, same-store sales increased 3.7 percent. Total sales increased to $153.9 million, up 14.7 percent from $134.1 million in the same period fiscal 2005.

Gross margin in the second quarter increased 110 basis points to 31.8% compared to 30.7% in the second quarter of fiscal 2005. So, in the first six months of 2006 gross margin was 30.7%, an increase 80 basis points over the 29.9% number we recorded in the comparable period in fiscal 2005. For the quarter, total SG&A as a percent of sales, was 36.9% compared to 27% in the same period of fiscal 2005. The significant increase in SG&A is due to an $8.6 million pre-tax expense related to the recapitalization.

The recapitalization that was completed in the second quarter involved a transfer of stock from the company’s founder, Norbert Olberz, to certain members of management. The transfer was treated as a contribution to the company’s capital with the offsetting charge as compensation expense. As a result, for the quarter, a pre-tax charge of $8.2 million was recorded as contribution to capital and related compensation expense. Additionally, we recorded a $400,000 charge related to capitalization expenses.

Excluding this recapitalization charge, SG&A as a percent of sales, was 26.4% for the second quarter; this 60 basis point improvement was primarily a result of the additional costs related to new store openings last year that were not repeated in fiscal 2006. For the first six months, SG&A as a percent of sales was 33 percent. Excluding the charge related to recapitalization, SG&A as a percent of sales was 27.4, compared to 27.6 for the first half fiscal 2005.

We reported a net loss of $5.2 million, or $0.38 per diluted share, for the second quarter fiscal 2006. These results, included a $7.8 million after-tax charge, or $0.55 per diluted share, related to the recapitalization. Excluding this one time charge, net income increased 63.7 percent to $2.6 million, or $0.19 per diluted share; compared to $1.6 million, or $0.11 per diluted share, in the comparable period last year. For the first six months of fiscal 2006, the company reported a net loss of $4.7 million, or $0.36 per diluted share, which included the recapitalization charge of $7.8 million. Excluding this charge, our net income for the first half of the year increased 77.1 percent to $3.1 million or $0.22 per diluted share, compared to net income of $1.7 million or $0.12 per diluted share, in the comparable period last year.

Looking at our bottom line with the effect of the recapitalization, it is important to note that our earnings per share for the two classes of stock are the same. Economically, Class A and Class B shares are the same. In preparation for the completion of the recapitalization, we had extensive research conducted for companies with similar dual-class structures. The research found that each class of stock traded within 2 percent of the other.

Now turning to our outlook, although we anticipate continuing strong operating performance for the balance of fiscal year, we’re up against challenging comparable periods in our third and fourth quarters. Last year an early start to winter in our markets stimulated the demand for winter apparel and equipment. That said, we are currently on track to open four new stores before the end of fiscal 2006 and hope to maintain the positive momentum we’ve generated in the first six months.

That concludes our formal remarks for today. We’ll now open up the call in the event you have any questions. Operator?

OPERATOR: Ladies and gentlemen, at this time we will open up the call with a question and answer session. Please press star, one on your touchtone phone if you would like to ask a question. Once again, that is star, one.

Thank you. Our first question is coming from Rick Nelson of Stephens, Inc.

RICK NELSON, STEPHENS, INC: Thank you, Good afternoon.

CRIAG LEVRA: Hi, Rick.

RICK NELSON: Thanks for doing this call.

CRAIG LEVRA: You’re welcome.

RICK NELSON: Hey, Craig can you talk about, or Howard, comps as they progressed during the quarter? Maybe each of the three months for the quarter and maybe what you’re seeing in October and November to date?

CRAIG LEVRA: I think you know, we don’t give out monthly comps, Rick. We certainly appreciate the question. We did feel a little impact after the terrible storm in the Southeast which was nothing that certainly could have been foretold. But I think even with that issue our comps for the quarter came very strong.

RICK NELSON: And do you have guidance out there for the next quarter, October, November, December?

HOWARD KAMINSKY: No, we don’t provide any guidance.

RICK NELSON: Okay. Would it be reasonable to assume a similar track in terms of capital expenditures or what would drive the business a different way in the fourth quarter year-over-year?

HOWARD KAMINSKY: We remarked on the early winter last year which is a challenge for us this year; but, as we said, we don’t really give guidance and a lot of the quarter hinges on December.

RICK NELSON: Craig, maybe you can talk about the areas of the business that showed strength in the quarter and maybe touch on some areas where you might have seen some weakness?

CRIAG LEVRA: Rick, this is Craig. The company was founded as a snow company as you know 46 years ago, and we continue to work very hard to be the best we can in the snow categories: ski, snowboard, free ski and all the rest. What we’re really proud of accomplishing at Sport Chalet is growing other categories and other businesses that are somewhat less seasonally dependant. And so, when we have a situation where we have a slow start to winter or a fast start to winter, whatever the case may be, we have strength in other categories that can offset any decrease in seasonal categories like snow. While certainly we got off to a terrific start last year with the October weather and on into November, we don’t have that luxury this year. We have other categories throughout the stores that are performing extremely well and closing gaps, if you will, from the lack of winter business and we’re very excited. We don’t go into specific categories only because we believe that it’s competitive information; but its safe to say that the information, as outlined in all of our Annual Reports, about growing this non-seasonal businesses is working very well.

RICK NELSON: And could we look at it possibly in a broader brush: equipment, footwear and apparel. Could you make any general comments there?

CRAIG LEVRA: There are segments within each of those three major divisions that are performing well; all three categories.

RICK NELSON: Okay, thank you.

CRAIG LEVRA: Yes sir.

OPERATOR: Once again ladies and gentlemen, if you would like to ask a question, please press star, one on your touchtone phone at this time.

Our next question is coming Ken Woodford, of Robert W. Baird.

KEN WOODFORD, ROBERT W. BAIRD: Hi guys. Question: with the recapitalization, what is your book value and what is your cash on hand?

HOWARD KAMINSKY: Cash on hand at the end of the quarter was $6.8 million. That was last quarter. This quarter we have $500,000 store openings used some of that cash. The transaction didn’t use any cash, it was cash neutral.

KEN WOODFORD: So that came out of earnings?

HOWARD KAMINSKY: Yes, with contribution to capital and earnings, but no affect on cash.

KEN WOODFORD: But right now you have $500 million?

HOWARD KAMINSKY: $500,000.

KEN WOODFORD: $500,000 rather. Okay, and how, and what did that do to your book value?

HOWARD KAMINSKY: Book value from the transaction was basically neutral.

KEN WOODFORD: Okay but, then what is it?

HOWARD KAMINSKY: Our book value at the end of the quarter is $131.5 million.

KEN WOODFORD: On a per share basis, what would that be?

HOWARD KAMINSKY: Per share basis: Hold on a second, I’ll do the math on that.

KEN WOODFORD: What did you say, $131 million?

HOWARD KAMINSKY: $131.5. It’s about $1 a share; $0.98.

KEN WOODFORD: Okay. Because in some other financial data that’s out there, it shows your book value being $41 a share, so you may want to clean that up. In regards to owning any of your locations or are all of them leased?

HOWARD KAMINSKY: I made a mistake on a decimal point; it’s actually 9.78 a share. Sorry about that.

CRAIG LEVRA: All of our locations are leased.

KEN WOODFORD: Okay. When you said you made investments in real estate, what was that for?

CRAIG LEVRA: When we talk about investments in real estate, we’re really talking about capital required to open new stores.

KEN WOODFORD: Okay, okay. If the A and B shares are the same, why do you have the A and B shares?

CRAIG LEVRA: You mean why do we have two classes of stock?

KEN WOODFORD: Correct.

CRAIG LEVRA: That was…

KEN WOODFORD: Is one a voting share?

CRAIG LEVRA: I’m sorry?

KEN WOODFORD: Is one a voting share?

CRAIG LEVRA: Both shares vote. Each B share comprises one vote; each A share comprises 1/20th of one vote. And so when the recapitalization took place, the Olberz’ transferred B shares to management, retaining their A shares.

KEN WOODFORD: Okay. You talk about the shopping experience. I’m trying to learn a little bit more about your business. Give me an example of a better shopping experience for the customer as opposed to going into a Dick’s Sporting Goods, <Company: Dick’s Sporting Goods; Ticker: DKS; URL: http://www.dickssportinggoods.com/>, or perhaps one of your competitors.

CRIAG LEVRA: That’s fine. I think if you walk into many of our stores today, and certainly our new store prototypes, number one, you’re going to be greeted with a very exciting environment. We’ve got a well trained team of store employees. We’ve spent a tremendous amount of time, energy and money on training and employee retention. We utilize vendor fixtures and vendor concept shops throughout the store to make an appealing presentation to our customers. In many of our stores you’ll walk in and immediately on the left hand side of the store you’ll see a rather large SCUBA department and we can fill tanks and repair SCUBA gear. I believe it’s in 16 of our stores today, Howard? 18 of our stores have SCUBA training pools, either inside the store or adjacent to the store so that we are teaching SCUBA lessons all the time. We have the ability to repair product whether it’s skis, snowboards. We have a full service bicycle technical shop in each one of our stores. All of our stores have a full rental program where you can come and try before you buy. If you come in and you want to go on a camping trip and rent a tent from us and two sleeping bags and Coleman stove, and go out for the weekend, and decide to buy those items, the first two days rental price are deducted from the price of the item at retail or you can buy something new. And we specifically have that in place to encourage our customers to try out new sports.

KEN WOODFORD: So you rent the camping equipment, but then you can purchase new?

CRAIG LEVRA: That’s exactly right. And it’s not…

KEN WOODFORD: It’s kind of a lease-to-buy, in a way.

CRAIG LEVRA: In a sense it is, and it’s tennis racquets, it’s water sports, canoes and kayaks, and water skis; it’s all kinds of snow gear, and all the rest. We’re big believers on getting people involved in the experience. Another example is you can walk in our stores - we don’t do climbing walls and many of our competitors do - but you can walk into a store and we have a program called Alpine Training Services where we can teach you how to rock climb, or kayak or canyoneer; beginning course, intermediate and advance courses that we offer through all of our stores. With our team sales division we talked about, we’re working hard to build a link between a team, customer, leagues and coaches with our retail customers and link the two together. There are many, many vendors out there that are working hard to go after the high school athlete or the collegiate athlete or customer. We have the ability to deliver on both sides of the equation; team and retail. So, it is a differentiated shopping experience there’s a lot of great competition out there and we have to work very hard every day to make sure we stay unique and relevant to our customers.

KEN WOODFORD: When I think of Southern California, we were just out there and Southern California is a hotbed for surfing and triathlon. Do you address those two sports?

CRAIG LEVRA: We absolutely do. We had a great surf apparel collection over many years at Sport Chalet and corresponding footwear that goes with it. Two years ago, we brought in surfboards and we started, honestly, with some lines that weren’t indicative of what we do throughout the mix with all of our Sport Chalet merchandise. We’ve upgraded that mix this year, and had a great year selling surfboards and related accessories. In fact, if you visit our Huntington Beach store, we recently remodeled that store this summer and created a surf shop in the front of the store when you walk in on the right hand side with its TV and the sofas and things you’d see at the surf shops located on Main Street in Huntington Beach, as an example. So, we’re working very hard to be relevant in each individual store with presentation, how the store’s laid out, and certainly the merchandise mix.

KEN WOODFORD: What about with triathlon?

CRAIG LEVRA: Triathlon as well. We do a terrific job on training suits. All the other related accessories. Certainly cycling, I touched on earlier. We have a full service cycling shop in each one of stores. So we have triathletes shop with us, absolutely.

KEN WOODFORD: How large are your stores? What’s the square footage?

CRAIG LEVRA: Our prototype store is 42,000 square feet plus a SCUBA training pool outside or in an adjacent area. Typically, our stores are single level with one entry, but we do have very successful stores with multiple formats: more than one entry, mall-based, stand-alone, traditional power center.

KEN WOODFORD: Can you help me understand what happened with the stock when you did the recapitalization. That’s what caught my attention. You know, the stock was trading at $60 and then it closed at $16 a share, and there tended to be a big discrepancy in the price where most market makers where showing it and what others were showing it at. So, what happened there and how could you have done that a little differently to make sure that the pricing was being reported correctly?

HOWARD KAMINSKY: This is Howard. I have to say we’ve looked at that quite a bit and talking to NASDAQ, the market sets values, not the company. We disclosed the transactions very thoroughly and can’t really tell you collectively what the market was thinking at that point in time.

KEN WOODFORD: Who makes the market in your stock then?

CRAIG LEVRA: Wedbush Morgan Securities.

KEN WOODFORD: Anyone else?

HOWARD KAMINSKY: There are a couple others that I don’t have the names of.

KEN WOODFORD: Thanks guys, I appreciate it.

CRAIG LEVRA: Thank you.

HOWARD KAMINSKY: Okay.

OPERATOR: Thank you. Our next question is coming from James Ragan of Crowell Weedon.

JAMES RAGAN, CROWELL WEEDON: Yes, hello. Wondering if you could talk about the new stores in Arizona? Can you mention approximately what the cost has been to get those stores built and opened and how that might compare with some of the other new stores over the last year and a half?

CRAIG LEVRA: James, this is Craig. We typically don’t disclose the costs of opening stores per se. These three were certainly in line with our prior experience. I will say that most certainly from an efficiency standpoint, opening three at one time is a lot more efficient than going one at a time. It’s one of the reasons why we’re so excited and thrilled to be in Arizona to do three, literally on the same day.

JAMES RAGAN: Yeah, it looks like a pretty exciting weekend from a marketing standpoint in getting all those open at the same time with the events that are going on around the stores. Can you talk about some of the other marketing or advertising programs that’ll be ongoing post the grand opening that you’ll use to support those stores?

CRAIG LEVRA: Yes, that’s a great question. Typically, we slot in, once we enter a new market all of our existing advertising programs, naturally slot into the new market. So whether it’s direct mail, which we’ve had a good track record in executing, newspaper advertising, radio advertising, anything to do with outdoor, new markets slot right in. We do have an advantage when we go to new markets in the fact that we have a team sales division. So typically we have people working in team sales prior to a store being opened, getting our name out there. We have really surveyed the market very thoroughly. What we believe will drive our customers into our stores, starts obviously with the right real estate decisions, and moves on to the right hiring decisions, the right mix, and the right marketing program, and so we’re very excited to be in Arizona, and as I said, very excited to do three the same day. Our company has never done that before, so it’s a big one.

JAMES RAGAN: And then you had mentioned a little bit about the Huntington Beach store, the remodel. Can you talk about what the remodel program is for this fiscal year?

CRAIG LEVRA: Well this year, we completed the Huntington Beach location and we also did Laguna Niguel and did a minor remodel in our Temecula store. We’ll continue on with that same type of program next year and in the future years. We really think it’s a great advantage for us to have 55 percent of our store base new or newly remodeled. It keeps our look fresh and we do have an internal plan that allows for us to approach each store based on its age and its competitive environment and changes in customer demographics, to allow us to make strategic decisions on which stores receive remodels, to what extent they are remodeled and what categories we’re going to stand for in each of those stores.

JAMES RAGAN: Great. And then in prepared remarks, there was a comment about the inventory plan per store, the micro management program where you can have specific inventory. Maybe you could just explain that a little bit more. I know you talked about it, Huntington Beach has that surf shop, was that what you were talking about in terms of having specific product in certain regions, and if so, maybe can you talk about some other programs that you have like that?

CRAIG LEVRA: Yes, absolutely. Of course, it all starts with the customer. What does the customer expect to get in each individual store. Because when you think about it a customer doesn’t walk into a store because you have stores across the country. They walk into a store because they like shopping with you. So you have to be relevant to that individual customer in each store. So we have, number one, a great merchandising team that looks at each store. We listen to our vendors in terms of going into new markets: what they think will work. Then we key in on trends, try to aggressively go after trends as we see things develop, whether it’s on the fashion side in apparel and footwear, or new product intros in hard goods. Additionally, years ago we invested significant sums of money in our E3 replenishment system that today’s owned by JDA; <Company: JDA; Ticker: JDAS; URL: http://www.jda.com>. That gives us the ability to basically turn items on and off in each individual store and allows us the ability to control inventory levels of those items in each individual store. We followed that up with an investment in technology in our distribution center in Ontario. HighJump Software, that’s currently owned by 3M Corporation that allows us to process inventory extremely fast, so that as we make these merchandising decisions. Product coming into our DC goes in and goes out extremely quickly. Most days on the same day of receipt we’re able to move product out onto trucks to our stores that night.

And then as we talked about in our Annual Report, we have committed a significant sum of money and resources and personnel toward the implementation of MarketMax SAS. This new software is going to allow us to do three things: financial planning, assortment planning and allocation. We think that’s going to help us do a better job and, again, move product exactly to the right store. Specifically, seasonal product or one-time-buy merchandise whether it’s maybe an allocation, the vendor is only going to make so many items of a particular style, we have access to X number of items, and we want to put those in exactly in the right stores in exactly the right quantities. So, it’s just providing a lot of help and a lot of science today to our plan. It’s very exciting technology and we’re really thrilled to be very close to implementing quite a bit of it.

JAMES RAGAN: Great and the final thing I have is: continuing on the inventory. Given the strong and early winter from last year, did you do anything different this year to make certain inventory commitments in the stores?

CRAIG LEVRA: Well, we tend to take a broader view of our seasonal businesses. We don’t focus on one year anomalies. Its part of a broader internal plan in terms of how we think about our business and how we manage our business. There’s two schools of thought. One, is last year was a great winter it’s impossible to have a great winter again this year if the season doesn’t start early. That’s one school of thought. Another school of thought is, last year was a great winter and it got a lot of people excited about the sport again that maybe hadn’t gone in a while, and so the minute the resorts open this year in the West, we’re going to be right there with the latest and greatest in product and technology. The one thing we did talk about is our commitment to inventory productivity and that means a commitment to keeping fresh inventory and so we work very hard to make sure we end the seasons cleanly and bring in the latest from all of our key vendors to start each season. It’s not just snow, it’s every category. How do we stay relevant to our customers? Our customers are very demanding. They want the best merchandise we could possibly offer, and so we have, you know, our strategy is to finish a season cleanly, start the next season with fresh product, the right product in the right stores, and go from there. So far that strategy has proven to be very successful for our company.

JAMES RAGAN: That’s great. And thank you, it was a fine quarter.

CRAIG LEVRA: Thank you very much.

OPERATOR: Once again ladies and gentlemen, to ask a question please press star, one on your touchtone phone at this time.

Our next question comes from Joe BLANDING of Wedbush Morgan.

JOE BLANDING, WEDBUSH MORGAN SECURITIES: Hello. I just have a couple quick questions. Howard, the Class A and Class B shares: with the Class A shares being the more liquid of the shares, do you know why it’s trading at such a discount to the Class B and why the average volume has been more on the Class B shares than the Class A?

HOWARD KAMINSKY: No, we really don’t know the answer to that. We’ve looked at other companies with two classes of stock and the more liquid shares should have more volume and the prices should be close together. So don’t have an answer for that. We are having this conference call to make sure information gets out…

JOE BLANDING: Right.

HOWARD KAMINSKY: And continue to do that type of thing.

JOE BLANDING: Okay. And then mark-downs during the second quarter as compared to last year?

HOWARD KAMINSKY: Every year we make strides in buying better, more into with what our customers want, so we’ve had some improvement.

JOE BLANDING: Okay.

HOWARD KAMINSKY: And have had a longer term trend of improving.

JOE BLANDING: Okay. And last question: the first caller was asking about the comp trends by month and you mentioned hurricane impact. What was…?

HOWARD KAMINSKY: Yes, in September we did notice a flip in terms of how we had been doing around the time of the two hurricanes actually coming through.

JOE BLANDING: So, you don’t have any exposure in those areas, but just the whole CNN effect of people watching what was going on out here in the West.

HOWARD KAMINSKY: Yes, exactly, that…

JOE BLANDING: Okay, that’s all I had. Thanks a lot guys.

HOWARD KAMINSKY: Okay.

CRAIG LEVRA: Thank you.

OPERATOR: Thank you. I would like to turn the call back over to Mr. Levra. Please continue with some closing comments.

CRAIG LEVRA: Thank you, Operator. In closing, we’d just like to thank all of you for joining us today. If you have any follow-up questions, please feel free to contact either Howard or me. Have a great afternoon. Thanks everyone.

OPERATOR: This concludes today’s conference call. Thank you for your participation.

END